Exhibit 3.2

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “BITWISE UNISWAP ETF”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JANUARY, A.D. 2026, AT 2:39 O’CLOCK P.M.

10486859 8100 SR# 20260312906	/s/ Charuni Patibanda-Sanchez Charuni Patibanda-Sanchez, Secretary of State Authentication: 202925371 Date: 01-27-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 02:39 PM 01/27/2026 FILED 02:39 PM 01/27/2026 SR 20260312906 - File Number 10486859

CERTIFICATE OF TRUST

OF

BITWISE UNISWAP ETF

THIS Certificate of Trust of Bitwise Uniswap ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Bitwise Uniswap ETF.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ James Grier
Name:	James Grier
Title:	Vice President